Exhibit 24

POWER OF ATTORNEY

The undersigned constitutes and appoints Dale S. Bergman and Ian Bothwell and each of them, as the undersigned’s true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, to sign any and all Securities and Exchange Commission statements of beneficial ownership of securities of Organicell Regenerative Medicine, Inc. (the “Company”) on Forms 3, 4, and 5 as required under Section 16 of the Securities Exchange Act of 1934, as amended, and any amendments thereto, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the Company and any stock exchange on which any of the Company’s securities are listed, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done under said Section 16, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

A copy of this power of attorney shall be filed with the Securities and Exchange Commission. The authorization set forth above shall continue in full force and effect until the undersigned revokes such authorization by written instructions to the attorney-in-fact.

The authority granted hereby shall in no event be deemed to impose or create any duty on behalf of the attorney-in-fact with respect to the undersigned’s obligations to file Forms 3, 4 and 5 with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of September 29, 2022.

By:	/s/ Chuck Bretz
	Name:	Chuck Bretz